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                                                                       EXHIBIT 5




                          [Letterhead ALLEN&GLEDHILL]

                                 ALLEN&GLEDHILL
                             ADVOCATES & SOLICITORS
                                36 Robinson Road
                               #18-01 City House
                                Singapore 068877
                               Tel: +65 225 1611



14 December 2001


ST Assembly Test Services Ltd
5 Yishun Street 23
Singapore 768442


Dear Sirs

1. We have acted as Singapore legal advisers to ST Assembly Test Services Ltd (the "Company"), a company organised under the laws of Singapore, in connection with a registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the "SEC") in the United States on or about 14 December 2001 (the "Registration Statement"), for the registration under the United States Securities Act of 1933, as amended, of up to 50,000,000 ordinary shares (the "Shares"), par value S$0.25 per Share, of the Company, directly or in the form of American Depository Shares representing Shares, issuable upon exercise of options ("Options") issued or issuable pursuant to the Company's Share Option Plan 1999, as amended (the "Plan").

2. We have examined the following documents:-

   (a)  a copy of the Plan;

   (b)  a draft of the Registration Statement;

   (c) copies of the Memorandum of Association and Articles of Association of the Company, the Certificate of Incorporation of the Company and the Certificate of Incorporation on Conversion to a public company of the Company;

   (d) copies of a certified extract of the resolutions in writing of the Board of Directors of the Company (the "Board Resolutions") passed on 16 March 2001, and a Form 11 dated 31 May 2001 enclosing extracts of resolutions passed at the annual general meeting of the Company held on 31 May 2001 (the "Shareholders' Resolutions"), inter alia, authorising the issuance of the Options pursuant to the Plan and the issuance of Shares upon exercise of Options pursuant to the Plan; and
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   (e)  such records of the corporate proceedings of the Company as we have deemed relevant and such other certificates, records and documents as we deemed necessary for the purposes of this opinion.

3. We have assumed:-

   (a) the genuineness of all signatures, seals and chops (if any) on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

   (b) that copies of the Memorandum and Articles of Association and the Certificate of Incorporation of the Company and the Certificate of Incorporation on Conversion to a public company of the Company submitted to us for examination are true, complete and up-to-date copies;

   (c) the conformity to the original documents of all documents produced to us as copies and the authenticity of the original documents, which or copies of which have been submitted to us;

   (d) that copies of the Board Resolutions and the Shareholders' Resolutions submitted to us for examination are true, complete and up-to-date copies; and

   (e) that the Board Resolutions and the Shareholders' Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Board Resolutions or the Shareholders' Resolutions.

4. Based upon and subject to the foregoing and assuming that the total issued and paid-up share capital of the Company consequent upon the issue of the Shares from time to time will not exceed the authorised share capital of the Company at any time, and there shall be subsisting a valid authority given pursuant to
Section 161 of the Companies Act, Chapter 50 of Singapore in respect of the issue of the Shares from time to time, we are of the opinion that the Shares will be duly authorised and, when and to the extent Options are issued pursuant to the Plan and exercised in accordance with the terms of the Plan and upon receipt of the approval of the Board of Directors of the Company or a committee thereof for the allotment and issue of the Shares and upon the issue of share certificates representing the Shares in accordance with the Articles of Association of the Company against payment for the Shares, the Shares will be validly issued, fully paid and non-assessable. For the purposes of this opinion we have assumed that the term "non-assessable" in relation to the Shares to be issued means under Singapore law that holders of such Shares, having fully paid up all amounts due on such Shares as to nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.

5. We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.



Yours faithfully



/s/ Allen&Gledhill
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Allen&Gledhill

December 14, 2001